Exhibit (a)(1)(i)

SL Industries, Inc.

OFFER TO PURCHASE

for Not More Than $10,000,000 in Cash
up to 833,333 Shares of its Common Stock
at a Purchase Price Not Greater Than $13.50
Nor Less Than $12.00 Per Share

by

SL Industries, Inc.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 27, 2012,
UNLESS SL INDUSTRIES, INC. EXTENDS THE OFFER.

SL Industries, Inc., a New Jersey corporation (the “Company,” “we,” “our” or “us”), is offering to purchase for cash up to 833,333 shares of its common stock, par value $0.20 per share, at a price not greater than $13.50 per share nor less than $12.00 per share upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).  On the terms and subject to the conditions of the Offer, we will determine the single per share price, not greater than $13.50 nor less than $12.00, net to you in cash, less applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders.  We will select the lowest purchase price (in multiples of $0.25) within the price range specified above (such price per share, the “Purchase Price”) that will allow us to purchase the maximum number of shares having an aggregate purchase price not exceeding $10 million, or such fewer number of shares as are properly tendered and not properly withdrawn.  We will purchase all shares properly tendered and not properly withdrawn at prices equal to or below the Purchase Price and on the terms and subject to the conditions of the Offer, including the odd lot, conditional tender and proration provisions.  We reserve the right, in our sole discretion, to purchase more than such number of shares in the Offer, subject to applicable law.  We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase because of proration provisions or conditional tenders.  We will return any shares we do not purchase in the Offer to the tendering stockholders at our expense promptly after the expiration of the Offer.  See Section 1.

At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012.  At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012.

The Offer is not conditioned on any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

IMPORTANT

If you wish to tender all or any part of your shares, you must do one of the following before the Offer expires at 12:00 Midnight, New York City time, on June 27, 2012, or such later date and time to which we may extend the Offer: (a) complete and sign the related letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your stock certificates, to American Stock Transfer & Trust Company (“Amstock”), the depositary for the Offer, (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (c) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.  If you desire to tender your shares but (1) your stock certificates are not immediately available or cannot be delivered to the depositary by the expiration of the Offer, (2) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The Board of Directors of the Company (the “Board of Directors” or “Board”) has approved the Offer.  However, none of the Company, its Board of Directors, the information agent, or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares.  In doing so, you should read carefully the information in this offer to purchase for cash and in the related letter of transmittal, including our reasons for making the Offer.  See Section 2.  Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender shares in the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase for cash.  Any representation to the contrary is a criminal offense.

The shares are listed on NYSE MKT LLC (“NYSE MKT”) under the ticker symbol “SLI.”  We publicly announced the Offer prior to the opening of trading on May 30, 2012.  On May 29, 2012, the last trading day before the commencement of the Offer, the closing sale price of our common stock reported on NYSE MKT was $11.44 per share.

We urge you to obtain current market quotations for our common stock before deciding whether and at which price or prices to tender your shares.  See Section 8.

You may direct questions and requests for assistance to MacKenzie Partners, Inc. (“MacKenzie”), the information agent for the Offer, at their address or telephone number set forth on the back cover page of this document.  You may also direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this offer to purchase for cash or in the related letter of transmittal.  If given or made, you must not rely upon any such recommendation, information or representation as having been authorized by us.

We are not making the Offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction.  However, we may, at our discretion, take such action as we may deem necessary for us to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights the most material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this offer to purchase for cash.  We urge you to read the entire offer to purchase for cash and the related letter of transmittal because they contain the full details of the Offer.  We have included references to the sections of this document where you will find a more complete discussion.  Unless otherwise indicated, references to shares are to shares of our common stock, and not to any other securities.

The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer.

Who is offering to purchase my shares?

SL Industries, Inc. is offering to purchase your shares.

What will the Purchase Price for the shares be?

We are conducting the Offer by means of a modified “Dutch auction” to purchase for cash, upon the terms and subject to the conditions of the Offer, up to 833,333 shares (or such greater amount as we may elect to purchase, subject to applicable law) pursuant to tenders at prices specified by the tendering shareholders of not greater than $13.50 nor less than $12.00 per share.

The Purchase Price will be determined based upon the total stockholder response to the Offer.  Stockholders desiring to tender shares must specify the price or prices, not greater than $13.50 nor less than $12.00 per share, at which they are willing to sell their shares to us under the Offer.  We will determine the Purchase Price that we will pay per share promptly after the Offer expires.  The Purchase Price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase the maximum number of shares having an aggregate purchase price not exceeding $10 million, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the Expiration Date (as defined below).  We will pay the Purchase Price in cash, without interest, for all the shares we purchase under the Offer, even if some of the shares are tendered at a price below this Purchase Price.  See Section 1.

How many shares will the Company purchase?

Subject to the terms and conditions of the Offer, we will purchase at the Purchase Price for the Offer shares of our common stock properly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined below) up to a maximum aggregate purchase price of $10 million. At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012. At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012. Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our common stock (or 88,557 shares).  In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional shares.  The Offer is not conditioned on any minimum number of shares being tendered.  See Section 1 and Section 7.

What will happen if the number of shares tendered in the Offer would result in an aggregate purchase price of more than $10 million?

If the number of shares that are properly tendered at or below the Purchase Price and not properly withdrawn would result in an aggregate purchase price above $10 million, we will purchase all shares tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph, and except for shares that were conditionally tendered and for which the condition was not satisfied. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares, you properly tender all of these shares at or below the Purchase Price before the Offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure.  See Section 1.

What will be the form of payment of the Purchase Price?

If we purchase your shares in the Offer, we will pay the Purchase Price, net to you in cash, less any applicable withholding taxes and without interest, for all of your shares that we purchase pursuant to the Offer.

We will pay the Purchase Price promptly after the Offer expires, but under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.  See Section 1 and Section 5.

How will the Company pay for the shares?

We anticipate that we will purchase shares tendered in the Offer and pay the related fees and expenses with cash on hand and available borrowings under our Amended and Restated Revolving Credit Facility with Bank of America, N.A., a national banking association, individually, as agent, issuer and a lender thereunder, and the other financial institutions party thereto (as amended, the “Credit Facility”).  See Section 9. Financing is not a condition to the Offer.

How long do I have to decide whether to tender my shares?

You may tender your shares until the Offer expires.  The Offer will expire at 12:00 midnight, New York City time, on Wednesday, June 27, 2012 (which is the end of the day on June 27, 2012), unless extended (such date and time, as the same may be extended, the “Expiration Date”).  See Section 1.  We may choose, but are not required, to extend the Offer for any reason, subject to applicable laws.  See Section 15.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to determine the applicable deadline.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Offer in our sole discretion.  If we extend the Offer, we will delay the acceptance of any shares that have been tendered.  We can terminate the Offer under certain circumstances.  See Section 7 and Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date if we decide to extend the Offer.  We will announce any amendment to the Offer by making a public announcement of the amendment.  We can terminate the Offer under certain circumstances.  See Section 15.

What is the purpose of the Offer?

We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value.  Our Board of Directors, with the assistance of management, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.  Furthermore, the Offer represents the opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in us.  See Section 2 and Section 10.

Are there any conditions to the Offer?

Yes.  The Offer is subject to conditions, including the absence of court and governmental action prohibiting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions.  See Section 7.

Following the Offer, will the Company continue as a public company?

Yes.  The completion of the Offer in accordance with its terms and conditions will not cause our shares to cease to be listed on NYSE MKT or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  See Section 12.

How do I tender my shares?

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, June 27, 2012 (which is the end of the day on June 27, 2012), unless we extend the Offer.  To tender your shares prior to the expiration of the Offer: (i) you must deliver your stock certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; (ii) the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or (iii) you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or you must comply with the guaranteed delivery procedure. You should contact the information agent if you need assistance.  See Section 3 and the instructions to the related letter of transmittal.

Please note that we will not purchase your shares in the Offer unless the depositary receives the required documents prior to the expiration of the Offer.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Can I tender shares subject to the condition that a specified number of my shares must be purchased?

Yes, you may tender your shares subject to this condition by following certain procedures described in Section 6.  See also Section 1 (regarding priority of shares to be purchased in the Offer).

Once I have tendered shares in the Offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before the expiration of the Offer, which will occur at 12:00 midnight, New York City time, on Wednesday, June 27, 2012 (which is the end of the day on June 27, 2012), unless we extend the Offer, in which case you may withdraw until the latest date to which we extend the Offer.  If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares on or after July 26, 2012.  See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal with the required information to the depositary at the address appearing on the back cover page of this document.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares.  Some additional requirements apply if the stock certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  See Section 3 and Section 4.

Can I participate in the Offer if I hold vested stock options to purchase shares?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock options and tender the shares received upon such exercise in accordance with the Offer.  See Section 3.  An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer.  You must exercise your vested options at least seven (7) NYSE MKT trading days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on June 18, 2012) in order to provide you with sufficient time to validly tender the shares in the Offer.  You should evaluate this offer to purchase for cash carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1.  We strongly encourage you to discuss the Offer with your tax and other financial advisors.

Can I participate in the Offer if I hold unvested stock options, stock awards or other restricted equity interests?

No.  Holders of unvested stock awards or other restricted equity interests may not tender the shares represented by such interests.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer.  However, none of the Company, its Board of Directors, the information agent, or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares.  In so doing, you should read carefully the information in this offer to purchase for cash and in the related letter of transmittal, including our reasons for making the Offer.  See Section 2.

Do the directors and executive officers of the Company intend to tender any shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender shares in the Offer. However, subject to applicable law, our directors and executive officers may subsequently sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price we will pay stockholders who tender shares in the Offer.  See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock immediately following the consummation of the Offer.  See Section 12.

When will SL Industries pay for the shares I tender?

We will pay the Purchase Price, net to you in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.  See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not have to pay any brokerage commissions.  If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable.  See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender.  The receipt of cash for your tendered shares generally will be treated either as (1) consideration received in respect of a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock.  Different consequences could arise if you acquired your shares through the exercise of employee stock options (or otherwise as compensation) or are otherwise subject to special treatment under the U.S. federal income tax laws.  You should consult your tax advisor as to the particular consequences to you of participation in the Offer in light of your specific circumstances.  See Section 14.

Will I have to pay any stock transfer tax if I tender my shares?

If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.  See Section 5.

What is the accounting treatment of the Offer?

The accounting for the repurchase of the shares under the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares and a reduction in cash and cash equivalents.  See Section 2.

Whom can I talk to if I have questions?

MacKenzie, the information agent, can help answer your questions.  If you have questions about the Offer or need help completing the documents please call MacKenzie toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or via email: tenderoffer@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS

This offer to purchase for cash, the documents incorporated by reference and other written reports and oral statements made from time to time by the Company may contain forward-looking statements.  These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology.  In any forward-looking statement in which the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.  Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to, our ability to implement our business plan, retain key management, anticipate industry and competitive conditions, realize operating efficiencies, secure necessary capital facilities and obtain favorable determinations in various legal and regulatory matters. These statements are only predictions.  Risks and uncertainties and the occurrence of other events could cause actual results to differ materially from these predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.  Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this offer to purchase for cash, including the factors described in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ending March 31, 2012 and Current Reports on Form 8-K and other SEC filings.  Except as required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.20 per share, for purchase by us.  Upon the terms and subject to the conditions set forth in this offer to purchase for cash and the related letter of transmittal, we are offering to purchase up to 833,333 shares at a price not greater than $13.50 nor less than $12.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Purchase Price will be the lowest purchase price (in multiples of $0.25) within the range of $12.00 to $13.50 per share that will allow us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $10 million.  We will acquire all shares that we purchase in the Offer at the same purchase price regardless of whether the stockholder tendered at a lower price.  We will return tendered shares that we do not purchase to the tendering stockholders at our expense promptly after the expiration of the Offer.  See Section 1.

We reserve the right to purchase more than 833,333 shares pursuant to the Offer, subject to certain limitations and legal requirements.  See Section 1.

As of May 29, 2012, we had issued and outstanding 4,427,875 shares of our common stock. At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012. At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012.

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, June 27, 2012 (which is the end of the day on June 27, 2012), unless extended.  We may, in our sole discretion, extend the period of time in which the Offer will remain open.

Stockholders must complete the section of the related letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

We will pay the Purchase Price, net to the tendering stockholders in cash, less applicable withholding taxes and without interest, for all shares that we purchase.  Tendering stockholders whose shares are registered in their own names and who tender directly to Amstock, the depositary in the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

Our Board of Directors has approved the Offer.  However, none of the Company, its Board of Directors, the information agent, or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares.  In doing so, you should read carefully the information in this offer to purchase for cash and the related letter of transmittal, including our reasons for making the Offer.  See Section 2.  Our directors and executive officers have advised us that they do not intend to tender any shares in the Offer.

If, at the Expiration Date, the number of shares that are properly tendered at or below the Purchase Price and not properly withdrawn would result in an aggregate purchase price above $10 million (or such greater number of shares as we may elect to purchase, subject to applicable law), we will buy shares:

•
first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price determined pursuant to the Offer and do not properly withdraw them before the Expiration Date;

•
second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price determined pursuant to the Offer, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•
third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $10 million (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

We may not purchase all of the shares tendered pursuant to the Offer even if the shares are tendered at or below the Purchase Price.  See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

Section 14 of this offer to purchase for cash describes the material U.S. federal income tax consequences of a sale of shares under the Offer.

Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the applicable plan and option agreements and tender some or all of the shares issued upon such exercise.  In order to validly tender shares in the Offer, you must exercise your options.  Only tenders of common stock will be accepted under the terms of the Offer.  If you wish to participate in the Offer, you must exercise your stock option(s) at least seven (7) NYSE MKT trading days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such option(s) no later than 5:00 p.m., New York City time, on June 18, 2012).

Our common stock is listed on NYSE MKT under the ticker symbol “SLI.”  See Section 8.  We urge you to obtain current market quotations for the shares before deciding whether and at which price or prices to tender your shares.

THE OFFER

1.	Number of Shares; Odd Lots; Proration.

General.  Upon the terms and subject to the conditions of the Offer, we will purchase the number of shares properly tendered and not properly withdrawn in accordance with Section 4 before the scheduled Expiration Date of the Offer, at a Purchase Price determined by us not greater than $13.50 nor less than $12.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, that will enable us to purchase the maximum number of tendered shares having an aggregate purchase price of not more than $10 million.

Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. As of May 29, 2012, we had issued and outstanding 4,427,875 shares of our common stock. At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012. At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012.

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, June 27, 2012 (which is the end of the day on June 27, 2012), unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open.  See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.  In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the Offer an additional number of shares not to exceed 2% of our outstanding shares (or 88,557 shares).  See Section 15.  In the event of an over-subscription of the Offer as described below, shares tendered at or below the Purchase Price will be subject to proration, except for odd lots.  The proration period and, except as described herein, withdrawal rights, expire on the Expiration Date.

If we:

•	increase the price to be paid for shares above $13.50 per share or decrease the price to be paid for shares below $12.00 per share;

•	increase the number of shares being sought in the Offer and this increase in the number of shares sought exceeds 2% of our outstanding shares (or 88,557 shares); or

•	decrease the number of shares being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that we first publish, send or give notice in the manner specified in Section 15 of any such increase or decrease, we will extend the Offer until the expiration of ten (10) business days from such date.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $13.50 nor less than $12.00 per share, at which they are willing to sell their shares to us under the Offer.  Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that we ultimately select to pay for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving a price per share as low as $12.00 or as high as $13.50.  If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.”  Note that this election could result in the tendered shares being purchased at the minimum price of $12.00 per share.

To tender shares properly, you must specify one and only one price box in the appropriate section in each letter of transmittal.  If you want to tender portions of your shares at different prices, you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price.  The same shares cannot be tendered (unless first properly withdrawn) at more than one price.  If you specify more than one price on a single letter of transmittal, or if you fail to check any price at all, you will not have validly tendered your shares.  See Section 3.

Promptly following the Expiration Date, we will, in our sole discretion, determine the Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders.  We will select the lowest Purchase Price, not greater than $13.50 nor less than $12.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, that will allow us to purchase the maximum number of shares having an aggregate purchase price not exceeding $10 million, or such fewer number of shares as are properly tendered and not properly withdrawn in the Offer.  We will purchase all shares properly tendered at or below the Purchase Price (and not properly withdrawn), all at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the odd lot, proration and conditional tender provisions.

We will not purchase any shares tendered at prices greater than the Purchase Price determined pursuant to the Offer.  Additionally, we may not purchase all of the shares tendered at the Purchase Price because of proration provisions or conditional tenders.  We will return to the tendering stockholders shares that we do not purchase in the Offer at our expense promptly after the Expiration Date.  By following the instructions to the letter of transmittal, you can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares, but you must submit a separate letter of transmittal for shares tendered at each price.  You also can specify the order in which you would like us to purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of your tendered shares.

If the number of shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is fewer than or equal to the maximum number of shares which would result in an aggregate purchase price of $10 million, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all such shares.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if at the Expiration Date, the number of shares that are properly tendered at or below the Purchase Price and not properly withdrawn would result in an aggregate purchase price above $10 million (or such greater number of shares as we may elect to purchase, subject to applicable law), we will buy shares in the following order of priority:

First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by all holders of “odd lots” (fewer than 100 shares) who:

•	tender all shares owned beneficially or of record (partial tenders will not qualify for this preference) at a price at or below the Purchase Price determined pursuant to the Offer; and

•	complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate rounding adjustments to avoid purchases of fractional shares, as described below.

Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $10 million (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered and not properly withdrawn (for which the condition was not initially satisfied) at or below the Purchase Price determined pursuant to the Offer, will, to the extent feasible, be selected for purchase by random lot.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

If the Offer is over-subscribed, we may not purchase all of the shares that a stockholder tenders in the Offer even if they are tendered at prices at or below the Purchase Price.  It is also possible that we will not purchase any of the shares conditionally tendered even if those shares are tendered at prices at or below the Purchase Price.

Odd Lots.  For purposes of the Offer, the term “odd lots” means all shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery.  To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3.  As set forth above, we will accept odd lots for payment before proration, if any, of the purchase of other tendered shares.  This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares, even if these holders have separate accounts or stock certificates representing fewer than 100 shares.  By accepting the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on NYSE MKT.  Any odd lot holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration.  In the event the Offer is over-subscribed by tendering stockholders, shares tendered will be subject to proration, except for odd lots.  If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the Expiration Date.  Subject to rounding adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase for cash, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares properly tendered and not properly withdrawn by the stockholder at or below the Purchase Price determined pursuant to the Offer to the total number of shares properly tendered (excluding odd lots) and not properly withdrawn by all stockholders (other than odd lot holders) at or below the Purchase Price determined pursuant to the Offer.

This ratio will be applied to stockholders tendering shares (other than odd lot holders) to determine the number of shares that will be purchased from each tendering stockholder.

Because of the potential difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the Offer until promptly after the Expiration Date.  The preliminary results of any proration will be announced by press release promptly after the Expiration Date.  Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

We will mail this offer to purchase for cash and the related letter of transmittal to record holders of shares as of May 29, 2012 and we will furnish them to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans.

Purpose of the Offer.  Our Board of Directors, with the assistance of management, has evaluated our operations, financial condition, capital needs, strategy, and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.  The Offer represents the opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in us.  As a result, our Board believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders.

In determining the size and number of shares to purchase in the Offer, the Board of Directors considered a broad range of factors, including our financial condition, operations, resources and business prospects, the current market prices of our shares and our desire for future financial flexibility.  The Board also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

The accounting for the repurchase of shares under the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares and a reduction in cash and cash equivalents.  After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.  See Section 9.

None of the Company, its Board of Directors, the information agent, or the depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares.  We have not authorized any person to make any recommendation.  Stockholders should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender.  Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender shares in the Offer.

Certain Effects of the Offer.  The Offer presents potential risks and disadvantages to us and our continuing stockholders.  The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders.  These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the Offer.  See Section 12.  Future open market purchases, if authorized, would further reduce our public float.

Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us.  As a result, those stockholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.

We can give no assurance that we will not issue additional shares or other equity interests in the future.  Stockholders may be able to sell non-tendered shares in the future on NYSE MKT or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer.  We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the Purchase Price paid by us in the Offer.

Accordingly, if we complete the Offer the proportional holdings of our directors and executive officers will likely increase.  However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price we pay tendering stockholders in the Offer.

We may in the future purchase additional shares in the open market subject to market conditions.  We may also purchase shares in private transactions, tender offers, or otherwise.  Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer.  However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until the expiration of at least ten (10) business days after the expiration or earlier termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.  Any possible future purchases by us will depend on many factors, including the market price of our common stock, the results of the Offer, our business and financial position, and general economic and market conditions.

Shares acquired pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action, except as required by applicable law or the rules of NYSE MKT or any securities exchange on which the shares may then be listed, for various purposes including, without limitation, acquisitions of other businesses, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the Offer.

Other Plans.  Except as described in this offer to purchase for cash, including those documents filed with the SEC and incorporated by reference herein, we currently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy or capitalization;

•	any material change in our indebtedness other than the negotiation of a new long-term debt agreement before the expiration date of the Credit Facility;

•
any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from NYSE MKT;

•	our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition of additional of our securities by any person; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy or additional return of capital to shareholders, strategic investments, acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this offer to purchase for cash, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For stockholders to properly tender shares under the Offer, either (1) or (2) below must happen:

(1) The depositary must receive all of the following before 12:00 midnight, New York City time, on the Expiration Date at the depositary’s address on the back page of this offer to purchase for cash:

•
either (a) the certificates representing the tendered shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer as described below, a confirmation of receipt of the shares;

•
either (a) a properly completed and duly executed letter of transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described below; and

•	any other documents required by the letter of transmittal.

(2) The tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

We recommend that stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the depositary.

In accordance with Instruction 5 of the letter of transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $12.00 per share, or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Stockholder.”

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.”  Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will be available for purchase at the minimum price of $12.00 per share and, as a result, it is possible that this election could result in us purchasing tendered shares at the minimum price of $12.00 per share.

If you desire to tender shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares, provided that you may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.  To tender shares properly, you must check one and only one price box in the appropriate section of each letter of transmittal.  If you check more than one box, or if you fail to check any box at all, you will not have validly tendered your shares.

Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions.  If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Signature Guarantees.  Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses), which is a participant in the Securities Transfer Agents Medallion Program.  Signatures on a letter of transmittal need not be guaranteed if:

•
the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the stock certificates tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.  See Instruction 1 of the letter of transmittal.

If a stock certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

We will make payment for shares tendered and accepted for payment under the Offer only after the depositary timely receives (i) stock certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, (ii) a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and (iii) any other documents required by the letter of transmittal.

Method of Delivery.  The method of delivery of all documents, including stock certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder.  If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

All deliveries made in connection with the Offer, including the letter of transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility.  Any documents delivered to us, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this offer to purchase for cash, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur:

(1) a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase for cash before the Expiration Date; or

(2) the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

Guaranteed Delivery.  If you want to tender your shares, but your stock certificates are not immediately available or you cannot deliver the stock certificates to the depositary before the Expiration Date, or you cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the Expiration Date, you may nevertheless tender your shares, provided that you satisfy all of the following conditions:

•	you make the tender by or through an eligible guarantor institution;

•
the depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase for cash, specifying the price at which you are tendering shares, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•
the depositary receives the stock certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three NYSE MKT trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and, subject to any order or decision by a court of competent jurisdiction, our determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and, subject to any order or decision by a court of competent jurisdiction, our interpretation of the terms of the Offer will be final and binding on all parties.  No tender of shares will be deemed to have been properly made until the stockholder cures, or we waive, all defects or irregularities.  None of the Company, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Return of Unpurchased Shares.  The depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Procedure for Stock Options.  We are not offering, as part of the Offer, to purchase any stock options outstanding and tenders of stock options will not be accepted.  Holders of vested stock options who wish to participate in the Offer may exercise their stock options and purchase shares, and then tender the shares under the Offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements.  In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder.  An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.  You must exercise your vested options at least seven (7) NYSE MKT trading days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on June 18, 2012) in order to provide you with sufficient time to validly tender the shares in the Offer.  You should evaluate this offer to purchase for cash carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1.  We strongly encourage you to discuss the Offer with your tax and other financial advisors.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury unless the stockholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the depositary and provides the required certifications under penalties of perjury or otherwise establishes an exemption.  Therefore, tendering stockholders should complete and sign the Form W-9 included as part of the related letter of transmittal in order to provide the information and certifications necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.  In order for a Non-U.S. Holder to establish that it is not subject to backup withholding, that stockholder must submit a Form W-BEN or other applicable form, signed under penalties of perjury, instead of the Form W-9.  Tendering stockholders can obtain the applicable forms from the depositary.  See Instruction 12 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign the Form W-9 included in the letter of transmittal may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the offer.

U.S. Federal Tax Withholding for Non-U.S. Holders.  Gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his, her or its agent will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary, before the payment, a properly completed and executed IRS Form W-8BEN, or other applicable form, certifying under penalties of perjury that such foreign stockholder is eligible for a reduced rate of withholding on dividends under the applicable treaty.  Such forms can be obtained from the depositary.  In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary, before the payment, a properly executed IRS Form W-8ECI claiming such exemption.  Such forms can be obtained from the depositary.

A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate.  Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the Offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of the material U.S. federal income tax consequences to tendering stockholders, see Section 14.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•	you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act;

•	you have full power and authority to tender, sell, assign and transfer the shares tendered;

•
when and to the extent we accept the shares for purchase, we will acquire good and marketable title to them, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and the shares will not be subject to any adverse claims or rights; and

•	your tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares you tender under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.  Stockholders whose stock certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Amstock, the transfer agent for our common stock, at (877) 248-6417, for instructions as to obtaining a replacement stock certificate.  That stock certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment.  The stockholder may be required to post a bond to secure against the risk that the original stock certificate may subsequently emerge.  We urge stockholders to contact Amstock immediately in order to permit timely processing of this documentation.

4.	Withdrawal Rights.

Stockholders may withdraw shares tendered under the Offer at any time prior to the Expiration Date.  Thereafter, such tenders are irrevocable, except that they may also be withdrawn on or after July 26, 2012, unless the shares have been accepted for payment as provided in this offer to purchase for cash.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase for cash.  Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares.  If the stock certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the stock certificates, the serial numbers shown on the stock certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.  We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and, subject to any order or decision by a court of competent jurisdiction, such determination will be final and binding on all parties.  None of the Company, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and we will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the Offer, unless the stockholder properly re-tenders the withdrawn shares before the Expiration Date by following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•
determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at prices at or below the Purchase Price that is determined for the shares and are not properly withdrawn, subject to the “odd lot,” proration, and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per share purchase price not greater than $13.50 nor less than $12.00 per share for such maximum number of shares which would result in an aggregate purchase price of $10 million, subject to increase or decrease as provided in Section 1, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares that we purchase under the Offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to the Offer promptly after the Expiration Date.  Shares tendered and not purchased, including all shares tendered at prices greater than the Purchase Price and shares that we do not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the purchase price regardless of any delay in making the payment.  In addition, if certain events occur, we may not be obligated to purchase shares under the Offer.  See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the Offer.  If, however,

•	payment of the Purchase Price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.  See Instruction 9 of the letter of transmittal.

6.	Conditional Tender of Shares.

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the Offer, shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration.  See Section 1.  As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender.  The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in the Offer from the stockholder in a manner that the transaction would be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes.  Accordingly, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered.  Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares.  We strongly urge stockholders to consult with their own financial and tax advisors.

After the Expiration Date, if more than the number of shares that are properly tendered at or below the Purchase Price and not properly withdrawn would result in an aggregate purchase price above $10 million (or such greater number of shares as we may elect to purchase, subject to applicable law), so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration factor based upon all shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be promptly returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.  If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below the aggregate purchase price of $10 million then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares.  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, such event or events make it inadvisable to proceed with the Offer or with acceptance for payment:

•
there shall have been threatened, instituted or there shall be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

•
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer,

•
in our reasonable judgment, could materially and adversely affect our business, financial condition, assets, income, operations or prospects or that of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

•	in our reasonable judgment, could materially and adversely impair our ability to purchase some or all of the shares pursuant to the Offer;

•
there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

•	materially impair the contemplated benefits of the Offer to us, or

•
materially and adversely affect our business, financial condition, assets, income, operations or prospects, or that of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, whether or not mandatory,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•
the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, conditions (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our common stock, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

•
any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares, or

•
any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (which is deemed to be an amount greater than 10%) from the close of business on May 30, 2012;

•
legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates or stockholders;

•
a tender offer or exchange offer for any or all of the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 29, 2012);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 1, 2012 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 10% or more of our outstanding shares;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any change or combination of changes shall have occurred or are threatened in our business, condition (financial or other), assets, income, operations, prospects or our stock ownership or any of our subsidiaries, that in our reasonable judgment is or may reasonably be likely to be material and adverse to us or any of our subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of our business or that of any of our subsidiaries;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment; or

•
we determine that the consummation of the Offer and the purchase of the shares may (1) cause the shares to be held of record by fewer than 300 persons, or (2) cause the shares to cease to be traded on NYSE MKT or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions and, other than those subject to necessary government approval, may be waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date, in our sole discretion, but only based on events occurring or not occurring before the Expiration Date.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time on or prior to the Expiration Date, but only based on events occurring or not occurring before the Expiration Date.  Subject to any order or decision by a court of competent jurisdiction, any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares.

Shares of our common stock are listed and principally traded on NYSE MKT under the symbol “SLI.”  The following table sets forth, for the periods indicated, the high and the low sales prices of our common stock for the periods indicated.  Share prices are as reported on the NYSE MKT based on published financial sources.

	High	Low
Year Ended December 31, 2010
First Quarter	$9.44	$6.50
Second Quarter	13.73	9.16
Third Quarter	14.26	11.38
Fourth Quarter	18.01	14.00
Year Ended December 31, 2011
First Quarter	$20.80	$15.98
Second Quarter	25.50	18.65
Third Quarter	25.15	15.85
Fourth Quarter	21.23	15.22
Year Ending December 31, 2012
First Quarter	$20.08	$16.02
Second Quarter (through May 29, 2012)	19.91	11.20

We publicly announced the Offer prior to the opening of trading on May 30, 2012.  On May 29, 2012, the last trading day before the commencement of the Offer, the closing sale price of our common stock reported on NYSE MKT was $11.44 per share.  We urge stockholders to obtain current quotations of the market price of our common stock.

9.	Source and Amount of Funds.

Assuming the Offer is fully subscribed, the aggregate purchase price for the shares will be $10 million.

We anticipate that we will pay for the shares tendered in the tender offer and accepted by us, and all expenses attributable to the Offer, which we estimate to be approximately $125,000, from our available cash resources and available borrowings under our revolving Credit Facility. The Offer is not conditioned on the receipt of financing and we do not have any alternative financing plans with respect to the tender Offer.

The Credit Facility provides for maximum borrowings of up to $40,000,000 and includes a standby and commercial letter of credit sub-limit of $10,000,000.  The Credit Facility was entered into on October 23, 2008 and was reset and amended on August 12, 2009, November 19, 2010, March 28, 2011, July 20, 2011, and May 29, 2012.  Borrowings under the Credit Facility bear interest, at the our option, at the British Bankers Association LIBOR rate plus 1.5% to 3.0%, or an alternative rate, which is the higher of (i) the Federal Funds rate plus 0.5%, or (ii) Bank of America, N.A.’s publicly announced prime rate, plus a margin rate ranging from 0% to 0.75%. The margin rates are based on certain leverage ratios, as provided in the facility documents. We are subject to compliance with certain financial covenants set forth in the Credit Facility, including a maximum ratio of total funded indebtedness to EBITDA (as defined), minimum levels of interest coverage and net worth and limitations on capital expenditures, as defined. Availability under the Credit Facility is based upon our trailing twelve month EBITDA, as defined.  As of May 29, 2012, the Company had no outstanding balance under the Credit Facility.  At May 29, 2012, the Company had a total availability under the Credit Facility of $39,509,881.   The Credit Facility is scheduled to expire on August 30, 2012, unless earlier terminated by the agent thereunder following an event of default.  We expect to negotiate a new long-term debt agreement before the expiration date of the Credit Facility.  Our obligations under the Credit Facility are secured by the grant of security interests in substantially all of our respective assets.

Our ability to repay expected borrowings under the Credit Facility will depend on, among other things, our future performance and our cash flow from operations and our ability to execute our business plan, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. We currently have no alternative financing arrangements for the Offer.

For additional information regarding the Credit Facility, see Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 and Note 9 of the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

At May 29, 2012, cash, cash equivalents and marketable securities totaled approximately $2,034,874.

10.	Information about the Company.

The Company, through its subsidiaries, designs, manufactures and markets power electronics, motion control, power protection, power quality, and specialized communication equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, telecom, transportation, utility, rail and highway equipment applications. Its products are generally incorporated into larger systems to increase operating performance, safety, reliability and efficiency. The Company’s products are largely sold to Original Equipment Manufacturers, the utility industry and, to a lesser extent, to commercial distributors.  The Company is comprised of four domestic business segments. Most of the Company’s sales are made to customers who are based in the United States. The Company places an emphasis on highly engineered, well-built, high quality, dependable products and is dedicated to continued product enhancement and innovation.

The Company’s business strategy has been to enhance the growth and profitability of each of its businesses through the penetration of attractive new market niches, further improvement of operations through the implementation of lean manufacturing principles and expansion of global capabilities. The Company intends to focus on improving efficiencies that better leverage the Company’s resources. Lean initiatives, both on the factory floor and throughout the organization, are ongoing. The Company expects to pursue its goals during the next twelve months principally through organic growth. The Company also continues to pursue strategic alternatives to maximize shareholder value. Some of these alternatives have included, and could continue to include, selective acquisitions, divestitures and the sale of certain assets. The Company has provided, and may from time to time in the future provide, information to interested parties.

 Our executive offices are located at 520 Fellowship Road, Suite A114, Mount Laurel, New Jersey 08054, and our telephone number is (856) 727-1500.  You may find additional information on our website located at http://www.slindustries.com.  The information contained on our website or connected to our website is not incorporated by reference into this offer for cash to purchase and should not be considered part of this offer to purchase for cash.

Additional Information.  We are subject to the informational filing requirements of the Exchange Act, and, in accordance with these requirements, file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters.  We are required to disclose in our proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, securities granted to them, the principal holders of our securities and any material interest of such persons in transactions with us.  Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Offer Statement on Schedule TO that includes additional information with respect to the Offer.  This material and other information may be inspected at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.  Copies of this material may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Room at MS 0102, 100 F Street, N.E., Washington, D.C. 20549.  The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase for cash, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  This offer to purchase for cash incorporates by reference the following documents which have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2011, as amended, including the financial statements and the notes related thereto;

•	Quarterly Report on Form 10-Q for the period ending March 31, 2012; and

•	Current Reports on Form 8-K filed with the SEC on March 7, 2012 and May 30, 2012.

You can obtain copies of any document incorporated by reference in this offer to purchase for cash from the SEC’s web site at http://www.sec.gov or from us.  You may request copies of any document from us at no cost by writing us at the SL Industries, Inc., 520 Fellowship Road, Suite A114, Mount Laurel, New Jersey 08054 or by telephoning (856) 727-1500.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares; Material Arrangements.

Interests of Directors and Executive Officers.  As of May 29, 2012, we had issued and outstanding 4,427,875 shares of our common stock.  Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012. At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012.  As of May 29, 2012, our directors and executive officers as a group (7 persons) beneficially owned an aggregate of 110,532 shares of our common stock, representing approximately 2.5% of the total outstanding shares, computed in accordance with the requirements of the SEC described below.  Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender shares in the Offer.

The following table sets forth, as of May 29, 2012, the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors and executive officers based on filings made with the SEC.  For each listed person, percentage ownership is calculated based on 4,427,875 shares of common stock outstanding as of May 29, 2012 plus, for that person only, any shares underlying securities that are exercisable or convertible within 60 days of May 29, 2012.  To our knowledge, except as otherwise noted below, each person included in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws, where applicable.  The last column of the table reflects percentage ownership after giving effect to the Offer, assuming we purchase 833,333 shares and that none of our directors or executive officers tender any shares.

Unless otherwise indicated below, the address of the persons listed is c/o 520 Fellowship Road, Suite A114, Mount Laurel, New Jersey 08054.

	Number of Shares Beneficially Owned (1)			Percent Beneficially Owned
Name and Address of Beneficial Owner	Outstanding Shares	Right to Acquire	Total Number(2)	Before Offer	After Offer
Named Executive Officers and Directors
William T. Fejes (3)	-	37,000	37,000	*	*
Avrum Gray (4)	23,200	13,378	36,578	*	*
Glen M. Kassan (5) (6)	11,000	-	11,000	*	*
Warren G. Lichtenstein (5)(7)	9,620	-	9,620	*	*
James A. Risher (8)	4,000	-	4,000	*	*
Mark E. Schwarz (9)	4,001	-	4,001	*	*
Louis Belardi (10)	-	8,333	8,333	*	*
All current directors and executive officers as a group	51,821	58,711	110,532	2.5%	3.0%
______________
*	Less than 1% of the Company’s outstanding common stock.

(1)
Information in this table is based on our records and information provided by directors, named executive officers, executive officers and in public filings.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and named executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.  Percentage of ownership is based upon 4,427,875 shares outstanding as of May 29, 2012.  Beneficial ownership is calculated based upon SEC requirements.  All shares of the common stock subject to options currently exercisable or exercisable within 60 days after May 29, 2012 as well as all shares of the common stock subject to restricted stock units that have vested or will vest within 60 days after May 29, 2012 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options or restricted stock units, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)
Includes outstanding options held by directors and executive officers to purchase 58,771 shares that either are exercisable or will become exercisable within 60 days and 27,000 shares of restricted stock. The shares of restricted stock vest on the earlier of one year from the date of grant or upon the recipient ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, the restricted stock cannot be sold, transferred, pledged, hypothecated or otherwise disposed of, but the holder of the restricted stock does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(3)	Represents outstanding options to purchase 37,000 shares that either are exercisable or will become exercisable within 60 days.

(4)
Includes (i) 13,400 shares held by 1993 GF Limited Partnership, in which the general partner is a corporation owned solely by Mr. Gray; (ii) 5,800 shares held by AVG Limited Partnership, in which Mr. Gray is a general partner; (iii) 13,378 shares that Mr. Gray has the right to acquire at any time upon exercise of stock options; (iv) 1,000 shares of restricted stock granted on July 29, 2011; and (v) 3,000 shares of restricted stock granted on April 2, 2012.  Mr. Gray disclaims beneficial ownership of shares held by GF Limited Partnership and AVG Limited Partnership.  The shares of restricted stock vest on the earlier of one year from the date of grant or upon Mr. Gray ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, Mr. Gray does not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of the shares of restricted stock, but Mr. Gray does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(5)
Based upon a Schedule 13D/A Amendment No. 26 (“Amendment 26”) filed jointly on January 3, 2012 with the SEC by Steel Partners Holdings L.P., a Delaware limited partnership (SPH), SPH Group LLC, a Delaware limited liability company (“SPHG”), SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), Steel Partners Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), Warren G. Lichtenstein and Glen M. Kassan.

SPH owns 99% of the membership interests of SPHG.  SPHG is the sole member of SPHG Holdings.  Steel Holdings GP is the general partner of SPH, the managing member of SPHG and the manager of SPHG Holdings.  By virtue of these relationships, each of SPH, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by SPHG Holdings.  Warren G. Lichtenstein, an officer and director of Steel Holdings GP, is a director of the the Company.  Glen M. Kassan, an employee of a subsidiary of SPH, is a director of the Company.   In such filing, Messrs. Lichtenstein and Kassan report that as of the close of business on January 2, 2012, Mr. Lichtenstein owned directly 5,620 shares and beneficially owns an additional 1,000 shares of restricted stock, and that Mr. Kassan beneficially owned 1,000 shares of restricted stock.

Effective January 1, 2012, as a result of an amendment to a certain management agreement with SPH, Steel Partners LLC and Mr. Lichtenstein ceased to have the power to vote and dispose of the Company’s securities reported in Amendment 26 owned directly by SPHG Holdings and Steel Holdings GP assumed the power to vote and dispose of such securities.  The principal business address SPH, SPHG, SPHG Holdings, Mr. Lichtenstein and Mr. Kassan is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(6)
Includes (i) 1,000 shares of restricted stock granted on July 29, 2011 and (ii) 10,000 shares of restricted stock granted on April 2, 2012.  The shares of restricted stock vest on the earlier of one year from the date of grant or upon Mr. Kassan ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, Mr. Kassan does not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of the shares of restricted stock, but Mr. Kassan does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(7)
Includes (i) 5,620 shares beneficially owned (ii) 1,000 shares of restricted stock granted on July 29, 2011, and (iii) 3,000 shares of restricted stock granted on April 2, 2012.  The shares of restricted stock vest on the earlier of one year from the date of grant or upon Mr. Lichtenstein ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, Mr. Lichtenstein does not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of the shares of restricted stock, but Mr. Lichtenstein does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(8)
Includes (i) 1,000 shares of restricted stock granted on July 29, 2011, and (ii) 3,000 shares of restricted stock granted on April 2, 2012.  The shares of restricted stock vest on the earlier of one year from the date of grant or upon Mr. Risher ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, Mr. Risher does not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of the shares of restricted stock, but Mr. Risher does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(9)
Includes (i) 1 share beneficially owned, (ii) 1,000 shares of restricted stock granted on July 29, 2011, and (iii) 3,000 shares of restricted stock granted on April 2, 2012.  The shares of restricted stock vest on the earlier of one year from the date of grant or upon Mr. Schwarz ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, Mr. Schwarz does not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of the shares of restricted stock, but Mr. Schwarz does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

(10)	Represents outstanding options to purchase 8,333 shares that either are exercisable or will become exercisable within 60 days.

Recent Securities Transactions.  Based on our records and information provided to us by our affiliates, directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our affiliates, directors, executive officers, associates or any director or executive officer of our subsidiaries, have effected any transactions involving shares of our common stock during the 60 days before the date of this offer to purchase for cash, except as otherwise set forth in this offer to purchase for cash and for the following transactions:

Party	Transaction	Date of Transaction	Number of Shares	Price Per Share
Glen M. Kassan	Award of Restricted Stock Pursuant under the 2008 Plan	4/2/12	10,000	$0
Avrum Gray	Award of Restricted Stock Pursuant under the 2008 Plan	4/2/12	3,000	$0
Mark E. Schwarz	Award of Restricted Stock Pursuant under the 2008 Plan	4/2/12	3,000	$0
James A. Risher	Award of Restricted Stock Pursuant under the 2008 Plan	4/2/12	3,000	$0
Warren G. Lichtenstein	Award of Restricted Stock Pursuant under the 2008 Plan	4/2/12	3,000	$0

The following chart sets forth the date, number of shares of common stock, price per share (including brokerage commissions) for each transaction in the Company’s securities effected by the Company during the past 60 days.  Each of the following transactions represents repurchases of the Company’s common stock pursuant to the Company’s 2010 Repurchase Plan (defined below) made in the open market or in negotiated transactions.

Date of Transaction	Shares Purchased	Price Per Share (including brokerage commission)
4/2/2012	429	$19.04
4/3/2012	113	$19.68
4/4/2012	1,200	$19.27
4/9/2012	1,600	$18.51
4/10/2012	132	$18.33
4/11/2012	1,177	$18.32
4/12/2012	1,600	$18.43
4/13/2012	600	$18.51
4/16/2012	1,400	$18.90
4/17/2012	1,400	$18.87
4/26/2012	1,096	$18.44
4/27/2012	94,967	$17.86
5/1/2012	266	$18.33
5/4/2012	347	$17.81
5/7/2012	600	$17.67
5/11/2012	600	$14.33
5/14/2012	600	$14.22
5/16/2012	100	$13.06
5/17/2012	600	$12.99
5/22/2012	700	$12.23
5/23/2012	6,000	$11.81
5/24/2012	622	$11.47
Total	116,149

Equity-Based Compensation.  We currently maintain a Nonemployee Director Nonqualified Stock Option Plan, which expired in accordance with its terms, and a 2008 Incentive Stock Plan (“2008 Plan”), pursuant to which the Company may grant common stock and other equity awards to eligible persons.

On May 14, 2008, the shareholders approved the 2008 Plan.  The 2008 Plan was proposed to create an additional incentive to retain directors, key employees and advisors of the Company.  Prior to the amendment of the 2008 Plan on June 8, 2011, up to 315,000 shares of the Company’s common stock were subject to the 2008 Plan. On June 8, 2011, the shareholders approved amendments to the Company’s 2008 Plan to (a) increase the number of shares of the Company’s common stock subject to the 2008 Plan from 315,000 shares to 450,000 shares, and (b) require shareholder approval prior to the reduction of the exercise price of any outstanding options or stock appreciation rights, any repricing through cancellations and re-grants of new options or stock appreciation rights, or any cancellation of outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities.

Options granted under the 2008 Plan are required to stipulate an exercise price per share of not less than the fair market value of the Company’s common stock on the business day immediately prior to the date of the grant. Options granted under the 2008 Plan are exercisable no later than ten years after the grant date.

The following table summarizes shares issuable under our equity compensation plans and unvested restricted stock granted pursuant to our equity compensation plans as of May 29, 2012.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants, rights and vesting of restricted stock awards	Weighted-average exercise price of outstanding options, warranty and rights	Number of securities remaining available for future issuance under equity compensation plans
Nonemployee Director Nonqualified Stock Option Plan	13,378 (1)	$6.00	0
2008 Incentive Stock Plan	222,948 (2)	$12.79 (3)	173,674 (4)
Total	236,326	$12.17 (3)	173,674

(1)  The Director Plan has expired and no additional securities remain available for future issuance under the Director Plan.

(2) This amount includes the following:

•           135,000 shares issuable upon the exercise of outstanding stock options under the 2008 Plan with a weighted-average price of $12.79.

•           24,277 restricted stock units (“RSUs”) issuable under the Company’s 2011 Long-term Incentive Plan (the “2011 LTIP”) pursuant to the 2008 Plan, and 36,671 RSUs issuable under the Company’s 2012 Long-term Incentive Plan (the “2012 LTIP”) pursuant to the 2008 Plan. Assumes that outstanding performance-based RSUs will vest at target.

•           5,000 share of restricted stock awarded to Directors in 2011, with a weighted average expense of $24.62 per share, and 22,000 shares of restricted stock awarded to Directors in 2012, with a weighted average expense of $19.57 per share.

(3)           The 2011 LTIP and 2012 LTIP RSUs have been excluded from the computation of the weighted-average exercise price since these awards have no exercise price.  The 2011 and 2012 restricted stock awards, which had weighted average expense of $24.62 per share and $19.57 per share, respectively, have been excluded from the computation because these awards have no exercise price.

(4)           This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the Company’s active shareholder approved stock plan, the 2008 Plan. The 2008 Plan allows for the issuance of up to 450,000 shares.

Please see our periodic reports and proxy statements filed with the SEC for detailed descriptions of our equity incentive and stock purchase plans.  In addition, copies of these plans have been filed with the SEC.

Arrangements with Affiliates, Directors and Executive Officers and Agreements Relating to the Company’s Securities.  Other than as set forth below, and as set forth in our Restated Certificate of Incorporation, and Restated Bylaws, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

•
William T. Fejes Jr.  In connection with Mr. Fejes’ appointment as our President and CEO, we entered into an Employment Agreement with Mr. Fejes (the “Fejes Employment Agreement”), effective June 29, 2010, which provides for an initial term of one year subject to automatic one year renewals thereafter unless the agreement is terminated in accordance with its terms.  Mr. Fejes is entitled to receive an annual base salary of $350,000 and is eligible for an annual bonus of up to 100% of his base salary, to be composed of a short term incentive portion and a long term incentive portion, at the sole discretion of our Board of Directors.  Mr. Fejes has received an option to purchase 100,000 shares of the our common stock at fair market value with three year vesting pursuant to the Company’s 2008 Plan.  Mr. Fejes will also be eligible to participate in future grants pursuant to the 2008 Incentive Stock Plan and other performance incentive plans extended to senior executives.

Under the terms of the Fejes Employment Agreement, if Mr. Fejes’ employment is terminated, at his or the Company’s election at any time due to his death or disability, due to the expiration or non-renewal of the Fejes Employment Agreement prior to his 65th birthday, or for reasons other than cause or voluntary resignation, Mr. Fejes is entitled to receive the certain accrued obligations (accrued vacation, expenses, etc.) and, provided he executes a general release, severance payments and benefits equal to: (i) one (1) year of his base salary; (ii) reimbursement for the premium associated with one (1) year continuation of health insurance coverage pursuant to COBRA, (iii) immediate vesting of any options that are scheduled to vest within one year of the date of termination of employment; (iv) unpaid bonuses with respect to the fiscal year ending on or preceding the date of termination, if any, provided Mr. Fejes is employed on December 31 of that year and the bonus plan is in full force and effect; and (v) unpaid bonus through the termination or resignation date, if any, or, if the full bonus has not been earned, a pro-rata portion of such bonus, pursuant to the terms of the Bonus Plan.  If Mr. Fejes’ employment was terminated as of December 31, 2011 and he was eligible to receive the severance payments, options and benefits described above, such payments, options and benefits would equal approximately $888,000.  The value of stock options included in this amount has been calculated as the difference between the exercise price of the options and closing price of the Company’s common stock on December 31, 2011, multiplied by the number of options vesting as a result of the above described termination.

•
Louis J. Belardi.  In connection with Mr. Belardi’s appointment as our Chief Financial Officer on August 30, 2010, the Compensation Committee of the Board approved the terms of Mr. Belardi’s compensation, which includes an annual base salary at $215,000, eligibility for an annual bonus of up to 75% of his base salary to be composed of a short term incentive portion and a long term incentive portion at the sole discretion of the Board, and an option to purchase 25,000 shares of common stock granted at fair market value pursuant to our 2008 Incentive Stock Plan (the “Belardi Options”).   The Belardi Options vest over three years pursuant to an option grant letter agreement dated September 2, 2010, setting forth certain terms of the Belardi Option grant.  Mr. Belardi will also be eligible to participate in future grants pursuant to the 2008 Incentive Stock Plan and other performance incentive plans extended to senior executives.

On August 31, 2010, the Company entered into a Change-In-Control Agreement with Mr. Belardi.  Pursuant to the Change-In-Control Agreement, Mr. Belardi will receive a payment equal to one times his annual salary in the event his employment is terminated without cause or if he terminates such employment for good reason within one year of a change in control of the Company or the execution of a definitive agreement contemplating a change in control of the Company, whichever is later. The Change-In-Control Agreement has a term of seven years.  If Mr. Belardi’s employment was terminated as of December 31, 2011 and he was eligible to receive the severance payments and benefits described above, such payments and benefits would equal approximately $215,000.

•
2012 Bonus Plan.  On February 17, 2012, our Board and the Compensation Committee of the Board (the “Committee”) adopted the 2012 Bonus Plan (the "2012 Plan") to provide incentives to officers and members of management of the Company and its subsidiaries, including certain of the Company’s executive officers, in the form of equity grants and cash bonus payments for achieving certain performance goals established for them.  The payment of all cash bonuses and the vesting of equity grants under the 2012 Plan are subject to the final determination of the Committee prior to payment or vesting.  Recipients of cash bonuses and equity grants under the 2012 Plan must be employees of the Company at the time of payment or vesting.  Participants in the 2012 Plan who are named executive officers of the Company include William T. Fejes, Jr, the Company’s Chief Executive Officer and President and Louis J. Belardi, the Company’s Chief Financial Officer, Secretary and Treasurer.

 The 2012 Plan includes two components.  The first component is a Short Term Incentive Plan ("2012 STIP"), and the second component is a Long Term Incentive Plan (2012 LTIP). The structure of the 2012 Plan is designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals. The 2012 Plan provides that awards under the 2012 STIP are paid in cash and awards under the 2012 LTIP paid 50% in cash and 50% in Restricted Stock Units (“RSUs”).

 The LTIP component of the 2012 Plan is based on a combination of achieving certain sales and Returns on Invested Capital, as defined (“ROIC”) targets by each of the Company’s divisions and the corporate office over the three fiscal years beginning in 2012.  The sales and ROIC targets, also referred to as the Long Term Financial Factor (the “LTFF”), were approved by the Board prior to the adoption of the 2012 Plan.  Based on the determination of these objectives, the maximum percentage of base salary that may be earned by the participants ranges from 18.75% to 82.50%.  Half of 2012 LTIP bonuses earned will be paid in cash at the conclusion of the 2014 fiscal year and the other half of the 2012 LTIP bonuses are paid through the granting of Restricted Stock Units (“RSUs”) that vest upon the satisfaction of specified performance targets, to be determined by March 15, 2015 based upon the Company’s audited financial statements for 2012 through 2014, subject to the conditions and requirements in the applicable RSU grant letter.  Grants of the RSUs under the 2012 LTIP are made in 2012.  No bonus will be paid under 2012 LTIP if either the ROIC or sales component of the LTFF is below 80% of the respective targets.

 Under the 2012 Plan, Mr. Fejes may earn a maximum bonus of 150% of his base salary, and Mr. Belardi may earn a maximum bonus of 112.50% of base salary.

On February 17, 2012, the Committee approved the issuance of RSUs to Messrs. Fejes and Belardi pursuant to the 2012 LTIP.  Mr. Fejes was awarded 9,167 RSUs and Mr. Belardi was awarded 4,000 RSUs.  Each RSU grant was issued pursuant to and subject to the terms of the 2012 LTIP, the Company’s 2008 Incentive Stock Plan, and the respective RSU grant letters to Messrs. Fejes and Belardi that set forth the terms of the RSU grant.  The RSU grants to Messrs. Fejes and Belardi reflect the maximum grant that could be earned by Messrs. Fejes and Belardi upon exceeding the LTFF target, which is capped at 150%.  Failure to meet 80% of the LTFF target will result in the full forfeiture of the RSU Grant, as well as any possible cash bonus under the 2012 LTIP.  Meeting 100% of the LTFF target will result in the vesting of 6,111 RSUs granted to Mr. Fejes and the vesting of 2,667 RSUs granted to Mr. Belardi, with the unvested portion of the RSU grants being forfeited.  Subject to the above described limitations, the actual number of RSUs (if any) that vest is adjusted to reflect the difference between the participants’ actual performance relative to meeting 100% of the LTFF target.  Earned RSUs vest upon the satisfaction of specified performance targets, to be determined by March 15, 2015 based upon the Company’s audited financial statements for 2012 through 2014, subject to the conditions and requirements in the applicable RSU grant letter.

Including Messrs. Fejes and Belardi, a total of 31 employees of the Company currently participate in the 2012 Plan and, assuming that outstanding performance-based RSUs vest at target, such employees are eligible to receive an aggregate of 55,006 RSUs.

•
2011 Bonus Plan.  On June 9, 2011, the Board and the Committee adopted the 2011 Bonus Plan (the "2011 Plan") to provide incentives to officers and members of management of the Company and its subsidiaries, including certain of the Company’s executive officers, in the form of equity grants and cash bonus payments for achieving certain performance goals established for them.  The payment of all cash bonuses and the vesting of equity grants under the 2011 Plan are subject to the final determination of the Committee prior to payment or vesting.  Recipients of cash bonuses and equity grants under the 2011 Plan must be employees of the Company at the time of payment or vesting.  Participants in the 2011 Plan who are named executive officers of the Company include William T. Fejes, Jr, the Company’s Chief Executive Officer and President and Louis J. Belardi, the Company’s Chief Financial Officer, Secretary and Treasurer.

The 2011 Plan includes two components.  The first component is a Short Term Incentive Plan ("2011 STIP"), and the second component is a Long Term Incentive Plan (2011 LTIP). The structure of the 2011 Plan is designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals. The 2011 Plan provides that awards under the 2011 STIP are paid in cash and awards under the 2011 LTIP paid 50% in cash and 50% in RSUs.

The LTIP component of the 2011 Plan is based on a combination of achieving certain sales and ROIC targets by each of the Company’s divisions and the corporate office over the three fiscal years beginning in 2011.  The sales and ROIC targets, also referred to as the LTFF, were established by the Board prior to the adoption of the 2011 Plan.  Based on the determination of these objectives, the maximum percentage of base salary that may be earned by the participants ranges from 18.75% to 82.50%.  Half of 2011 LTIP bonuses earned will be paid in cash at the conclusion of the 2013 fiscal year and the other half of the 2011 LTIP bonuses are paid through the granting of RSUs that vest upon the satisfaction of specified performance targets, to be determined by March 15, 2014 based upon the Company’s audited financial statements for 2011 through 2013, subject to the conditions and requirements in the applicable RSU grant letter.  Grants of the RSUs under the 2011 LTIP are made in 2011.  No bonus will be paid under 2011 LTIP if either the ROIC or sales component of the LTFF is below 80% of the respective targets.

Under the 2011 Plan, Mr. Fejes may earn a maximum bonus of 150% of his base salary, and Mr. Belardi may earn a maximum bonus of 112.50% of base salary.

On June 9, 2011, the Committee approved the issuance of RSUs to Messrs. Fejes and Belardi pursuant to the 2011 LTIP.  Mr. Fejes was awarded 6,277 RSUs and Mr. Belardi was awarded 2,804 RSUs.  Each RSU grant was issued pursuant to and subject to the terms of the 2011 LTIP, the 2008 Plan, and the respective RSU grant letters to Messrs. Fejes and Belardi that set forth the terms of the RSU grant.  The RSU grants to Messrs. Fejes and Belardi reflect the maximum grant that could be earned by Messrs. Fejes and Belardi upon exceeding the LTFF target by 120% or more.  Failure to meet 80% of the LTFF target will result in the full forfeiture of the RSU Grant, as well as any possible cash bonus under the 2011 LTIP.  Meeting 100% of the LTFF target will result in the vesting of 4,185 RSUs granted to Mr. Fejes and the vesting of 1,869 RSUs granted to Mr. Belardi, with the unvested portion of the RSU grants being forfeited.  Subject to the above described limitations, the actual number of RSUs (if any) that vest is adjusted to reflect the difference between the participants’ actual performance relative to meeting 100% of the LTFF target.  Earned RSUs vest upon the satisfaction of specified performance targets, to be determined by March 15, 2014 based upon the Company’s audited financial statements for 2011 through 2013, subject to the conditions and requirements in the applicable RSU grant letter.

Including Messrs. Fejes and Belardi, a total of 26 employees of the Company currently participate in the 2011 Plan and, assuming that outstanding performance-based RSUs vest at target, such employees are eligible to receive an aggregate of 36,415 RSUs.

•
Restricted Shares Agreements.  On July 29, 2011, the Company granted 1,000 shares of restricted stock to each of the Company’s Directors in accordance with the 2008 Plan and subject to the terms and conditions of the 2008 Plan and a Restricted Shares Agreement between the Company and the recipient.

On April 2, 2012, each director, other than the Mr. Kassan, the Chairman of the Board, was awarded 3,000 shares of restricted stock in accordance with the 2008 Plan and subject to the terms and conditions of the 2008 Plan and a Restricted Shares Agreement between the Company and the recipient.  On April 2, 2012, Mr. Kassan was awarded 10,000 shares of restricted stock pursuant to the 2008 Plan and subject to the terms and conditions of the 2008 Plan and a Restricted Shares Agreement between the Company and the recipient.

Under the terms of the Restricted Shares Agreements entered into between the Company and the Directors in 2011 and 2012, the shares of restricted stock vest on the earlier of one year from the date of grant or upon the recipient ending his continuous service as a director of the Company.  Until such time as the shares of restricted stock are vested, the restricted stock cannot be sold, transferred, pledged, hypothecated or otherwise disposed of, but the holder of the restricted stock does otherwise have all the rights and status as stockholder with respect to the shares of restricted stock.

•
Repurchase Plan.  On November 16, 2010, the Board announced that it approved a plan to repurchase up to an aggregate of 470,000 shares of Company’s outstanding common stock (“2010 Repurchase Plan”).  Any repurchases by the Company under the 2010 Repurchase Plan will be made from time to time on the open market at prevailing market prices, pursuant to a 10b5-1 plan or otherwise in compliance with applicable laws.  The timing and extent of any purchases will be subject to restrictions under the Company’s credit facility as may be in effect from time to time, and restrictions relating to volume, price and timing under applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934.

•
Credit Facility.  The Credit Facility, as amended, permits the Company to repurchase its registered capital stock then issued and outstanding in an amount not in excess of $20 million prior to the maturity date of the Credit Facility.  See Section 9 (Source and Amount of Funds) for additional information regarding the Credit Facility.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above.  In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares under the Offer will reduce the number of our shares that might otherwise be traded publicly and may reduce the number of our stockholders.  These reductions may reduce the volume of trading in our shares, making it more difficult to buy or sell significant amounts of our shares without affecting the market price, and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.  As of May 29, 2012, we had issued and outstanding 4,427,875 shares of our common stock.  Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. At the maximum purchase price of $13.50 per share, we could purchase 740,740 shares if the Offer is fully subscribed, which would represent approximately 16.7% of our issued and outstanding common stock as of May 29, 2012. At the minimum purchase price of $12.00 per share, we could purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 18.8% of our issued and outstanding common stock as of May 29, 2012.   Stockholders may be able to sell non-tendered shares in the future on NYSE MKT or otherwise, at a net price higher or lower than the Purchase Price in the Offer.  We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following the completion of the Offer to ensure a continued trading market for the shares.  Based upon published guidelines of NYSE MKT, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares of our common stock to be delisted from NYSE MKT.

The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System.  This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral.  We believe that, following the purchase of shares under the Offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.  We believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Offer.  Should any approval or other action be required, we presently contemplate that we will seek that approval or other action.  We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.  Our obligations under the Offer to accept for payment and pay for shares is subject to various conditions.  See Section 7.

14.	Material U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences relevant to the Offer.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only stockholders who hold their shares as capital assets for U.S. federal income tax purposes.  This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partnerships, former citizens or residents of the United States, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their shares through the exercise of employee stock options or otherwise as compensation).  This discussion does not address any state, local or foreign tax consequences of participating in the Offer, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is not a U.S. Holder.

The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership.  Partners in partnerships holding our shares should consult their tax advisors.

Non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer.  The gross proceeds received in the Offer by a Non-U.S. Holder will be subject to withholding of federal income tax at a rate of 30% except in the circumstances described in Section 3 and below.  Non-U.S. Holders should also see Section 3 for a discussion of the potential for obtaining a refund of all or a portion of any tax withheld.

All stockholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their specific circumstances.

A sale of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder who participates in the Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

Sale or Exchange Treatment.  Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on a sale of shares to us for cash pursuant to the Offer if the sale:

•	results in a “complete termination” of such U.S. Holder’s ownership of stock in us;

•	results in a “substantially disproportionate” redemption with respect to such U.S. Holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In applying each of the Section 302 tests described above, a U.S. Holder must take account of shares that such U.S. Holder constructively owns under detailed attribution rules set forth in the Code, which generally treat the U.S. Holder as owning shares owned by certain related individuals and entities, and shares that the U.S. Holder has the right to acquire by exercise of an option, warrant or right of conversion.  U.S. Holders should consult their tax advisors regarding the application of the constructive ownership rules to their particular circumstances.

A sale of shares pursuant to the Offer will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares, either actually or constructively, after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder does not actually own any of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares.  U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.

A sale of shares pursuant to the Offer will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the sale.  If a sale of shares pursuant to the Offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

A sale of shares pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us.  The Internal Revenue Service has publicly ruled that in the case of a minority shareholder of a publicly-held corporation who exercised no control over the affairs of the corporation, any reduction in the shareholder’s interest would be treated as a meaningful reduction.

U.S. Holders should also be aware that the manner in which we will select the shares to be repurchased pursuant to the Offer may affect whether the sale of the tendered shares will meet any of the Section 302 tests.  U.S. Holders should consult their tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.  See Section 6 for information regarding the option to make a conditional tender of a minimum number of shares.  In addition, substantially contemporaneous dispositions or acquisitions of shares by a U.S. Holder or a related person that are part of a plan viewed as a integrated transaction with the Offer may be taken into account in determining whether any of the Section 302 tests described above are satisfied.

If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged.  Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.  Gain or loss must be determined separately for each block of shares.  Specified limitations apply to the deductibility of capital losses by U.S. Holders.

Distribution Treatment.  If a U.S. Holder does not satisfy any of the Section 302 tests described above, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  The amount of any distribution in excess of our current and accumulated earnings and profits, if any, would be treated as a non-taxable return of investment to the extent, generally, of the U.S. Holder’s basis in the shares surrendered.  If the portion not treated as a dividend exceeds the U.S. Holder’s basis in the shares surrendered, any such excess will be treated as capital gain from the sale or exchange of the surrendered shares.  Any such gain will be capital gain and will be long-term capital gain if the holding period of the shares exceeds one year as of the date of the exchange.

Provided certain holding period and other requirements are satisfied, certain non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend.  Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the shares exchanged.  To the extent that a purchase of a U.S. Holder’s shares by us in the Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it may be eligible for a dividends-received deduction, and (ii) it may be subject to the “extraordinary dividend” provisions of the Code.  Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

See Section 3 with respect to the application of U.S. federal tax withholding and backup withholding tax to payments made pursuant to the Offer.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement.  Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer.  We may amend the Offer at any time and from time to time by public announcement, which announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date.  We will disseminate promptly to stockholders any public announcement made under the Offer in writing and in a manner reasonably designed to inform stockholders of the change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.  If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares,

•	increase the number of shares being sought in the Offer, and such increase exceeds 2% of our outstanding shares (or 88,557 shares), or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that we first publish, send or give notice of any such increase or decrease, we will extend the Offer until the expiration of ten (10) business days from such date.

16.	Fees and Expenses.

We have retained MacKenzie to be the information agent and Amstock to be the depositary in connection with the Offer.  The information agent may contact holders of shares by mail, telephone, telecopy and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of shares.  The information agent and the depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above.  We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of the Offer.  We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in this offer to purchase for cash and in Instruction 9 of the related letter of transmittal.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after such good faith effort, we cannot comply with the applicable law, then pursuant to Rule 13e-4(f)(9)(ii) we will not make the Offer to the holders of shares residing in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Offer Statement on Schedule TO, which contains additional information with respect to the Offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this offer to purchase for cash or the related letter of transmittal.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us or the information agent.

The letter of transmittal and stock certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
Fax: (718) 234-5001
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Please direct any questions or requests for assistance and any requests for additional copies of this offer to purchase for cash, the letter of transmittal or the notice of guaranteed delivery to the information agent at the telephone number or address set forth below.  Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.  Please contact the depositary to confirm delivery of shares.

The information agent for the Offer is:

105 Madison Avenue
New York, New York 10016

 (212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email:tenderoffer@mackenziepartners.com